Exhibit 107

Calculation of Filing Fee Tables

Form S-3

(Form Type)

Waitr Holdings Inc.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered and Carry Forward Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered (1)	Proposed Maximum Offering Price Per Unit(2)	Maximum Aggregate Offering Price(1)(2)	Fee Rate	Amount of Registration Fee	Carry Forward Form Type	Carry Forward File Number	Carry Forward Initial effective date	Filing Fee Previously Paid In Connection with Unsold Securities to be Carried Forward

Newly Registered Securities

Fees to Be Paid							0.0000927	$0

Fees Previously Paid

Carry Forward Securities

Carry Forward Securities	Equity	Common Stock, par value $0.0001 per share	415(a)(6)						S-3	333-230721	April 16, 2019	$36,360

Carry Forward Securities	Equity	Preferred Stock, par value of $0.0001 per share	415(a)(6)						S-3	333-230721	April 16, 2019	$36,360

Carry Forward Securities	Other	Debt Securities	415(a)(6)						S-3	333-230721	April 16, 2019	$36,360

Carry Forward Securities	Other	Warrants	415(a)(6)						S-3	333-230721	April 16, 2019	$36,360

Carry Forward Securities	Other	Subscription Rights	415(a)(6)						S-3	333-230721	April 16, 2019	$36,360

	Total Offering Amounts					$150,000,000		$0

	Total Fees Previously Paid							$0

	Total Fee Offsets							$0

	Net Fee Due							$0

(1)

Pursuant to Rule 416(a) under the Securities Act of 1933, as amended, the shares being registered hereunder also include such indeterminate number of shares of common stock as may be issuable as a result of stock splits, stock dividends, recapitalizations or similar transactions.

(2)

The Registrant is registering an indeterminate number of securities of each identified class of securities up to a proposed aggregate offering price of $150,000,000, which may from time to time be offered in unspecified numbers and at indeterminate prices.